Harris & Harris Group Portfolio Company, Bridgelux,

Enters into Agreement to be Acquired by an Investment Group

NEW YORK, NY—July 22, 2015—Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes that its portfolio company, Bridgelux, Inc., has entered into a definitive agreement to be acquired by an investment group led by the China Electronics Corporation ("CEC") and ChongQing Linkong Development Investment Company. Established in 1989, CEC controls 61 second-level subsidiaries, including 13 listed holding companies.

Harris & Harris Group invested a total of $5.4 million in Bridgelux, beginning with its initial investment in 2005 and valued its securities of the company at $3.5 million as of March 31, 2015. Harris & Harris Group expects to receive cash proceeds from the sale in an amount to be finalized upon closing. In addition to the cash proceeds, Harris & Harris Group will receive equity of Xenio Corporation, a spinoff company focused on commercializing Bridgelux’s smart lighting business to address the emerging $135 billion lighting opportunity in the Internet of Things ("IoT") market.

“We are excited to see Bridgelux combine its technology, products and expertise with the extensive scale and resources of CEC,” said Douglas W. Jamison, Chairman and Chief Executive Officer of Harris & Harris Group. “We believe this type of scale and consolidation in the LED industry is a positive trend and one that could enable Bridgelux to accelerate its growth and leadership position faster than it could have done as a standalone entity. We are also excited to be shareholders of Xenio and the potential future growth of the IoT market.”

Bridgelux and CEC expect the acquisition to close within the next six to eight weeks, subject to customary regulatory approvals. Bridgelux's press release may be accessed at http://www.bridgelux.com/resources/investment-group-led-china-electronics-corporation-and-bridgelux-bring-high-quality-solid.

About Harris & Harris Group

Harris & Harris Group is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com and www.bridgelux.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

Press contact

Alexandra Spurgeon

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Gregory FCA

Alexandra@GregoryFCA.com

610-228-2140